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                                                                   Exhibit 10.2

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of July 1, 1998 by and between NATIONAL MEDICAL FINANCIAL SERVICES CORPORATION, a Nevada corporation (the Company"), and JORGE PEREZ, SR., a resident of the State of Florida ("Employee").

                              W I T N E S S E T H:

     WHEREAS, the Company is engaged in the provision of medical billing services to the public; and

     WHEREAS, Employee warrants that he is the owner and operator of a medical billing business with its principal business office being located at 7315 S.W. 87th Avenue, Suite 200, Miami, Florida 33173 and desires to continue to remain active in the medical billing business by rendering services to the Company on the terms and conditions set out in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises in this Agreement and the payments to be made or received by each party, the Company and Employee agree as follows:

ARTICLE I.        DEFINITIONS

Capitalized terms used in the Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

     1.1  Commencement Date means July 1, 1998.

     1.2 Confidential Information means information that; is proprietary to the Company or proprietary to others and entrusted to the Company, to the extent such information is a trade secret under applicable law.

     1.3  Full-Time means 5 days per week for 46 weeks per year.

     1.4  DELETED

     1.5 Territory means the geographical area with the boundaries of the Counties of Dade, Broward, Monroe, Collier and Palm Beach in the State of Florida.

ARTICLE II.       EMPLOYMENT, DUTIES AND TERM

     2.1 Employment. Upon the terms and conditions set forth in this Agreement, the


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          Company hereby employs Employee, and Employee accepts such employment by the Company.

     2.2  Services and Duties.

          (a) During the term of this Agreement, and excluding any periods of personal time to which Employee is entitled, Employee agrees to devote his best efforts and attention during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Employee hereunder, to use Employee's best efforts to perform faithfully and efficiently such responsibilities, to abide by the policies and procedures of the Company and to accept no other gainful employment without the consent of the Company. Employee will work Full-Time as a staff employee of the Company, the duties and responsibilities of which are set forth in Exhibit "A" attached hereto.

          (b) All monies paid to or received by Employee for teaching, research, honoraria, writing and. the like, shall be income to and the property of Employee;

          (c) Employee shall perform the services required hereunder principally at 7315 S.W. 87th Avenue, Suite 200, Miami, Florida and at such other locations as the Company shall reasonably direct.

     2.3  DELETED

     2.4 Certain Proprietary Information. If Employee possesses any proprietary information of another person or entity as a result of prior employment or relationship, Employee shall honor any legal obligation that Employee has with that person or entity with respect to such proprietary information.

     2.5 Term. The employment pursuant to this Agreement shall begin on the Commencement Date and shall end on the day immediately prior to the fifth anniversary of the Commencement Date year, unless sooner terminated as set forth in Article IV hereof.

          At the expiration of the initial five-year term of this Agreement, Employee shall have the option (the exercise of-which must be given in writing at least 180 days prior to the end of the initial term) to renew this Agreement for two (2) additional five-year period upon the same terms and conditions as set forth in this Agreement.

          In the event that Employee should remain employed with the Company beyond the term of this Agreement and no new employment agreement has been executed: (a) Employee shall be deemed an employee at will, and his employment may then be terminated upon ninety (90) days written notice by either party, and (b) all terms



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          and conditions of this Agreement shall continue to apply.

     2.7 Corporate Development. The development area shall be the Territory. The Company and Employee will work to develop a medical billing network in the Territory, with the Company providing capital and necessary administrative and marketing support, subject to the Company's historic and current investment and development models. Employee's responsibilities would include, but not be limited to, organizing interested parties who may participate in the network, training of such parties, and providing administrative services to manage the network. All the foregoing services of Employee are covered in his compensation under this Agreement.

          If the Company acquires the assets of any other medical billing business in the "Territory" (as defined in Section 1.5), Employee shall have the option (to be exercised within thirty (30) days after notice of the acquisition by the Company) to have the net income of the business included in Net Income for purposes of Article III hereof, in which case the purchase price of the acquired business will be amortized as a expense over an 18-year period in the computation of Net Income.

ARTICLE III.      COMPENSATION, BENEFITS AND EXPENSES

     3.1 Compensation. During the term of Employee's employment by the Company, Employee shall be entitled to compensation in consideration of his services hereunder equal to: SIXTY PERCENT (60%) of the "Net Income" (as hereinafter defined) of the Company attributable to services rendered at 7315 S.W. 87th Avenue, Suite 200, Miami, Florida 33173 (the "Business"), less any compensation paid by the Company to Jorge Perez, Jr. and Ricardo Perez, consistent with the example of the compensation pool described in Exhibit "B" attached hereto. The Company shall pay Employee an advance or draw, against anticipated compensation due hereunder, in the sum of $120,000 per annum, payable semi-monthly in accordance with the Company's customary payroll practices. This advance or draw is not additional or guaranteed compensation, and shall be reconciled on the first anniversary date of this Agreement and thereafter on a quarterly basis against the actual compensation due under this Agreement.

     3.2 Net Income. "Net Income" shall be computed in accordance with generally accepted principles using the accrual method of accounting and shall be equal to net revenues for the period in question, initially commencing on the Commencement Date, less: (a) all direct operating expenses of the Company for the period in question, including but not limited to, all employees' salaries, compensation and benefits (other than to the Employee, Jorge Perez, Jr. and Ricardo Perez), rent, office and supplies, payroll taxes, health insurance, general


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          liability insurance, telephones, computers, repairs and maintenance, equipment rental and leases; (b) depreciation and amortization over a 5-year period of leasehold improvements, equipment, other fixed assets and intangibles purchased after the Commencement Date; (c) interest costs associated with the acquisition of fixed assets and intangibles for the Business after the Commencement Date; and (d) an allowance of four percent (4%) of net revenues for corporate overhead/management services. For purposes Of this Agreement, the term "net revenues" shall mean gross revenues, minus contractual adjustments and uncollectible accounts, computed on an accrual basis in accordance with generally accepted accounting principles consistently applied.

     3.3 Personal Time. Employee shall be entitled during the term of this Agreement to absent himself voluntarily or due to actual illness from the performance of his employment under this Agreement, all such voluntary absences to count as personal time, provided that:

          (a) Such personal time shall not exceed six (6) work weeks (30 working days) during each calendar year(prorated for any partial calendar year) during the period Employee is employed full-time hereunder.

          (b) The timing of personal time shall be scheduled in a reasonable manner that is consistent with the best interest of the Company.

          (c) In addition to the aforesaid personal time, Employee shall be entitled to the following holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. In addition, Employee shall be entitled to take as holidays any additional days that the Company is closed for a holiday.

          (d) Employee shall not be entitled to receive any additional compensation from the Company (or to receive any additional compensation upon termination or expiration of employment) on account of his failure to take personal time. Unused personal time during a calendar year may not be used in a subsequent calendar year.

          Vacation time, educational and sick leave (other than for educational activities the cost of which is reimbursed under Section 3.6 hereof) shall be deemed personal time, and shall be subject to the provision of this Section 3.3. Business-related travel away from the office, for which expenses are reimbursed pursuant to Section 3.6 below, shall not be treated as personal time.

     3.4 Employee Benefits. During the term of the Employee's employment under this Agreement, Employee shall be entitled to participate in all of the employee benefit


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          programs which are available to the Company.

     3.5 Office and Facilities. During the term of Employee's employment under this Agreement, the Company shall provide Employee the use of the Company's facilities and support services.

     3.6 Business Expenses. During the term of Employee's employment under this Agreement, the Company shall bear all ordinary and necessary business expenses incurred by Employee on behalf of Company, in accordance with, and to the extent of, its uniform policies in effect from time to time and subject to Internal Revenue Service guidelines for business expense reimbursement. Employee is responsible to promptly account for such expenses to the Company in the manner prescribed from time to time by the Company, including such records as are required by the Internal Revenue Service.

          Notwithstanding anything to the contrary in the preceding paragraph, the Company shall reimburse Employee up to $10,000 annually (which shall accrue ratably on a monthly basis) for dues, continuing education seminars and association meeting expenses (including travel expenses related thereto), journals and books and fees, automobile expenses, entertainment and any other expenses for which Employee presents receipts as required by Internal Revenue Service regulations (the "Expense Allowance"), such expenses to be reimbursed to Employee within thirty (30) days following delivery of such receipts to the Company.

          Fifty percent (50%) of the difference between $10,000 and the Expense Allowance during any calendar year shall be paid to Employee in cash within forty-five (45) days following the end of such calendar year. This amount shall be in addition to the compensation due under Section
          3.1 hereof.

     3.7  DELETED

     3.8 Earnout Payment. On the fifth anniversary of the Commencement Date, the Company agrees to pay Employee an amount equal to three (3.0) times the difference, if positive, between (i) his compensation hereunder during the preceding twelve (12) months and (iii) 21.50% of net revenues of the Company attributable to its facilities at 7315 S.W. 89th Avenue, Suite 200, Miami, Florida 33173 (the "Miami Office") during the preceding twelve (12) months; provided that, Employee agrees that the combined compensation of Employee, Jorge Perez, Jr. and Ricardo Perez (the "Compensation Pool") thereafter will change to 21.50% of net revenues of the Company attributable to the Miami Office.

          Example: Suppose that on the fifth anniversary of the Commencement Date Employee elects to receive the above-described earnout payment. Suppose that,


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          during the previous 12 months, the net revenues of the Company attributable to the Miami Office were $3,000,000 and that the Compensation Pool, based on 60% of net income was $700,000. Since the Compensation Pool ($700,000) was in excess of 21.50% of the relevant net revenues of the Company (21.50% x $3,000,000 =$645,000), i.e., the
          difference ($55,000) was positive, the Company will to pay Employee the difference ($55,000) times 3.0, or $165,000 as the earnout payment. Thereafter, the Compensation Pool will be changed to 21.50% of the net revenues of the Company attributable to the Miami Office, and no longer be based on a percentage of Net Income.

ARTICLE IV.       EARLY TERMINATION

     4.1 Early Termination. Subject to the respective continuing obligations of the parties elsewhere provided in this Agreement, this Article IV sets forth the terms for early termination of Employee's employment under this Agreement.

     4.2 No Termination Without Cause. This Agreement may not be terminated without cause.

     4.3 Termination by the Company for Cause. The Company may terminate Employee's employment under this Agreement effective immediately for cause. For purposes of this Agreement, "Cause" means (a) an act or acts of personal dishonesty taken by Employee resulting in personal enrichment of Employee at the expense of the Company, (b) any material breach by Employee of his duties and other obligations under this Agreement, after written notice and thirty (30) days in which to cure the same, (c) if Employee is convicted of or pleads nolo, (or equivalent) with respect to, a felony or a crime involving moral turpitude, (d) if any representation of Employee to the Company is materially untrue and Employee knew or should have known the representation was untrue, (e) habitual absenteeism (in excess of personal time permitted hereunder), alcoholism or any form of drug abuse having an adverse effect on Employee's performance of his duties or an adverse effect on the Company, and (f) intentional conduct or activities (excluding conduct or activities engaged in by Employee in good faith exercise of his business judgment on behalf of the Company) materially damaging to the Company.

     4.4 Termination in the Event of Death. Employee's employment under this Agreement shall terminate in the event of Employee's death.

     4.5  Notice of Termination; Date of Termination. The provisions of this
          Section 4.5 shall apply in connection with any early termination of Employee's employment under this Agreement pursuant to this Article IV.

          (a) For purposes of this Agreement, a "Notice of Termination" shall mean a


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               notice which shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination.

          (b)  For purposes of the Agreement, "Date of Termination" shall mean:
               (1) if Employee's employment is terminated due to death, the day Employee's death occurs; (2) if Employee's employment is terminated by the Company for Cause, the date specified in the Notice of Termination; (3) if Employee's employment is terminated by mutual agreement of the parties, the date specified in such agreement; (4) if this Agreement is terminated pursuant to
               Section 4.2 hereof, the date specified in the Notice of Termination, which in no event shall be a date earlier than one hundred and eighty (180) calendar days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by Employee in writing either in advance of, or after, receiving such Notice of Termination; or (5) in any other instance not referred to in clauses (1) through (4) above, the last day of Employee's employment with the Company.

     4.6 Compensation upon Termination of Employment. Upon termination of Employee's employment under this Agreement, the Company shall, within thirty (30) days following the Date of Termination, pay any amounts earned by Employee and reimburse Employee amounts due for reimbursable business expenses incurred by Employee through the Date of Termination and any additional amounts due Employee in accordance with the terms of any Plan. Upon termination of employment for any reason whatsoever, Employee shall not be entitled to be paid for any accumulated (but unused) personal time under Section 3.2.

     4.7 Termination by Employee. In the event that (i) the Company is determined to be guilty of criminal activity and has exhausted its right to appeal such determination, or (ii) any payment owed to Employee under Article III hereof is not made when due and such default is not cured within thirty (30) days after Employee gives the Company written notice of such default, then Employee may, within ten
          (10) days thereafter, give written Notice of Termination of this Agreement to the Company and in such case the provisions of Section
          6.2 and Section 6.3 hereof shall not apply. In the event Employee terminates this Agreement under this Section 4.7, then Employee shall be entitled to keep any compensation to the extent actually received or accrued (whichever is greater) under Section 3.1 hereof through the Date of Termination.

     4.8 Termination by Exercise of Buy-Back Right. This Agreement is subject to that certain Buy-Back Agreement dated as of the even date hereof between the Company and Advanced Physician Billing Inc., and this Agreement shall terminate in its entirety in accordance with the terms of said Buy-Back Agreement.


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ARTICLED V.       CONFIDENTIAL INFORMATION

          Prohibitions Against Use. Employee will not during or subsequent to the termination or expiration of Employee's employment under this Agreement use or disclose, other than in connection with Employee's employment with the Company, any Confidential information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information] without the prior written consent of the Company. Employee will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this Section 5.1 will survive for as long as the Company in its sole judgment considers the information to be Confidential Information.

ARTICLE VI.       NON-COMPETITION

     6.1 Acknowledgements. Employee agrees and acknowledges that: (i) he shall be in a position of confidence and trust with the Company and he shall have access to Confidential Information; (ii) the nature and periods of restrictions imposed by the covenants set forth in this Article VI are fair, reasonable and necessary to protect and preserve for the Company the benefits of this Agreement and that such restrictions shall not prevent this Employee from earning a livelihood; (iii) the Company would sustain irreparable loss and damage if Employee were to breach any of such covenants; (iv) the Territory is reasonably sized inasmuch as the business of the Company is conducted over a wide geographical area and is based on serving customers in the entire Territory to be successful; and (vi) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering this Agreement. Employee represents and warrants that Employee has not, prior to the date hereof, disclosed to any person or used or otherwise exploited for Employee's own benefit or for the benefit of any other person any Confidential Information.

     6.2 Non-Competition by Employee. Employee agrees that, during the term of his employment by the Company and for a period of two (2) years following the termination or expiration of Employee's employment with the Company for any reason, Employee will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm, engage in any commercial activity in competition with any part of the Company's business as conducted during the term of the Agreement or as of the date of such termination or expiration of employment or with any part of the Company's contemplated business with respect to which Employee has Confidential Information as governed by Article VI, within the Territory.

     6.3 Solicitation of Customers. Employee will not solicit any person or entity who is


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          or was a customer of the Company, for a period of two (2) years after the termination or expiration of Employee's employment with the Company for any reason.

     6.4 Covenant Not to Recruit. Employee recognizes that the Company workforce represents a substantial financial and educational investment and constitutes an important and vital aspect of its business. Employee agrees that, during the term of his employment by the Company and for a period of two (2) years following the termination or expiration of Employee's employment with the Company for any reason whatsoever, he shall not solicit, or assist anyone else in the solicitation of, any of the Company's then current employees to terminate their employment with the Company and to become employed by any business enterprise with which Employee may then be associated, affiliated or connected.

     6.5 Severability. If any of the provisions of this Article VI should in whole or part be held invalid in a final judgment by a court of competent jurisdiction, such invalidity shall not affect the validity of the rest of this Article VI, the parties intending that Such provision be severable.

     6.6 Injunctive Relief. The parties hereto recognize and hereby acknowledge that iris impossible to measure in money the damages which would result to the Company or its successors or assigns by reason of a failure by Employee to perform any of the obligations imposed upon him under Article VI of this Agreement. Therefore, the Company or its successors or assigns shall be entitled to injunctive and other equitable relief to enforce the terms of Article VI of this Agreement. If the Company or its successors or assigns should institute an action or proceeding to enforce the provisions of Article VI hereof, Employee hereby waives the claim or defense that any such party has an adequate remedy at law, and Employee shall not urge in any action or proceeding the claim or defense that such a remedy at law exists. At the discretion of the court or arbitrator before which an injunctive proceeding is brought, the running of the covenants herein may be tolled and extended for a period of time equal to the time period Employee shall be in violation of any such covenant.

ARTICLE VII.      GENERAL PROVISIONS

     7.1  DELETED

     7.2  DELETED

     7.3 Physical and Mental Condition. Employee represents that he is in good physical and mental health, has no chronic illness nor any prior physical or mental problems, the recurrence of which would impair his ability to function under all


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          the terms and conditions of this Agreement.

     7.4 Assignment. The Agreement is not assignable by Employee. This Agreement may be assigned by Company.

     7.5 Offsets. Any amount payable to Employee pursuant to this Agreement may be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Employee to the Company.

     7.6 Withholding. To the extent required by any applicable law, including without limitation, any federal or state income tax or excise tax law or laws, the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any comparable federal, state or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to Employee under this Agreement as the Company deems necessary.

     7.7 Governing Law; Arbitration. The validity and construction of this Agreement shall be governed by the laws of the State of Florida. The parties (meaning Employee on one hand and the Company on the other hand) agree that all disputes concerning this Agreement shall be submitted to binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and the provisions contained herein. The arbitration shall be conducted in Tampa, Florida, by one arbitrator. The party initiating arbitration shall give the other party notice of the matter in dispute and, if such party is the obligor, shall deposit any disputed amount in escrow during the pendency of the arbitration. If the parties fail to agree upon an arbitrator within ten days after notice of initiation of the arbitration is given, then the American Arbitration Association shall select the arbitrator. All determinations and the final decision of the arbitrator shall be made in writing. The fees and expenses of the arbitrator shall be awarded by the arbitrator in his discretion as part of the award. The arbitrator's award shall be binding on the parties hereto and may be entered in any court of competent jurisdiction. The parties reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief prior to the appointment of the arbitrator. The arbitrator will have the right to make a final determination of the parties' rights including, without limitation, whether to make permanent, modify or dissolve the judicial order.

     7.8 Rules of Construction. No provision of this Agreement shall be construed against or interpreted to the disadvantage of a party by reason of such party having or being deemed to have drafted, structured or dictated such provisions.

     7.9 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor


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          shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

     7.10 Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto and, if on behalf of the Company, only by its President.

     7.11 Notices. All notices, demands and other communications hereunder shall be written and shall be deemed to have been duly given if delivered in person or mailed by certified mail, postage prepaid, to the address set forth below:

           To the Company:        National Medical Financial
                                           Services Corporation
                                  1315 Greg St., Suite 103
                                  Sparks, NV 89431

           with a copy to:        Marcy L. Colkitt & Associates, P.C.
                                  P.O. 607
                                  Indiana, PA 15701-0607

           To Employee:           Jorge Perez, Sr.
                                  7315 S.W. 87th Ave., Suite 200
                                  Miami, FL 33173

           with a copy to:        Christopher M. Brown, Esq..
                                  600 W. Andrews Ave., Suite 600
                                  Ft.Lauderdale, FL 33301.

          or to such other address as either party may designate by written notice to the other. Notices delivered in person shall be deemed delivered on the date of delivery and notices mailed, as aforesaid, shall be deemed delivered forty-eight (48) hours after the date mailed. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice, was given shall be deemed to be a receipt of the notice, request or other communication. Any notice, request or other communication required or permitted to be given by any party may be given by such party' s legal counsel.

     7.12 No Restrictive Covenants. Employee represents and warrants that he is not subject to any restrictive covenant which would prohibit or limit any of the services that Employee must perform as contemplated by this Agreement.

     7.13 Sole Employer; No Guarantor. The Company shall be the sole employer of


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          Employee hereunder, and no officer, director, employee or shareholder of the Company shall be a guarantor of this Agreement.

     7.14 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to the subject matter hereof all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

     7.15 Non-arbitral Attorneys Fees. In the event that a suit, action, or other proceeding of any nature whatsoever other than arbitration), including, without limitation, any proceeding under the U.S. Bankruptcy Code and involving issues peculiar to federal bankruptcy law, any action seeking a declaration of rights or any action for rescission, is instituted to interpret or enforce this Agreement or any provision of this Agreement, the prevailing party shall be entitled to recover from the losing party the prevailing party's reasonable attorneys', paralegals', accountants' and other experts' professional fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the judge at trial or other proceeding, or on any appeal or review, in addition to all other amounts provided by law.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


EMPLOYEE:                                   COMPANY:


/s/ Jorge Perez, Sr.                        NATIONAL MEDICAL FINANCIAL
---------------------                            SERVICES CORPORATION
JORGE PEREZ, SR.
                                            By: /s/ Douglas R. Colkitt, M.D.
                                                -----------------------------
                                                     CEO

Address:                                    Address:

7315 S.W. 87th Ave., Suite 200          1315 Greg Street, Suite 103
--------------------------------
Miami, FL 33173                         Sparks, NV 89431
--------------------------------


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